Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     On November 5, 2007, Thomas & Betts Corporation, a Tennessee corporation (the “Corporation”), announced the completion of the merger of The Lamson & Sessions Co. (“Lamson & Sessions” or “LMS”), an Ohio corporation, and its wholly owned subsidiary T&B Acquisition II Corp. (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of August 15, 2007 (the “Merger Agreement”). As a result of the Merger, Lamson & Sessions became the surviving wholly owned subsidiary of the Corporation.
     Under the terms of the Merger Agreement, each share of Lamson & Sessions common stock outstanding at the effective time of the Merger was converted into the right to receive $27.00 as Merger consideration. The total consideration paid, which was obtained by the Corporation through bank financing, was approximately $450 million.
     Lamson & Sessions also declared a special dividend of $0.30 per share payable upon the closing of the Merger. Holders of each share of Lamson & Sessions common stock received the special dividend with the Merger consideration.
     The unaudited pro forma condensed consolidated financial statements have been derived from historical financial statements of Thomas & Betts Corporation and from historical financial statements of Lamson & Sessions and adjust such information to give effect to the merger in accordance with the purchase method of accounting and other planned transactions.
     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and six months ended June 30, 2007 assume that the merger occurred as of January 1, 2006. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 assumes the merger occurred on that date.
     The unaudited pro forma information is not necessarily indicative of the results which would have actually occurred had the merger been in effect on the dates or for the periods indicated or which may occur in the future. The unaudited pro forma information should be read in conjunction with the notes thereto and the historical financial information of Thomas & Betts Corporation and Lamson & Sessions Co. The unaudited pro forma financial statements include preliminary estimates and assumptions which the Corporation’s management believes are reasonable. There may be further adjustments to these preliminary estimates for up to one year from the acquisition date.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2007
(In thousands)
(Unaudited)

					(l)
					Planned
					Disposition of
	Historical				Discontinued	(a)
	Thomas & Betts	Lamson &	Pro Forma		Operations	Pro Forma
	Corporation	Sessions Co.	Adjustments		of LMS	Combined
		(“LMS”)

ASSETS

Current assets:
Cash and marketable securities	$338,391	$2,305	$—		$—	$340,696
Receivables, net	261,946	76,246	—		(36,580)	301,612
Inventories	226,247	56,683	1,000	(g)	(31,182)	252,748
Other current assets	66,371	10,712	—		(2,158)	74,925
Assets of discontinued operations	—	—	—		124,295	124,295

Total current assets	892,955	145,946	1,000		54,375	1,094,276

Net property, plant and equipment	264,321	52,513	28,000	(c)	(54,375)	290,459
Goodwill	498,396	21,402	108,343	(d)	—	628,141
Other intangible assets	16,325	—	200,000	(d)	—	216,325
Investments in unconsolidated companies	115,178	—	—		—	115,178
Other assets	73,783	22,520	—		—	96,303

Total assets	$1,860,958	$242,381	$337,343		$—	$2,440,682

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$115,537	$15,104	$—		$—	$130,641
Accounts payable	163,081	32,127	—		(17,579)	177,629
Accrued liabilities	111,421	27,159	26,000	(i)(f)	(8,006)	156,574
Liabilities of discontinued operations	—	—	—		29,185	29,185

Total current liabilities	390,039	74,390	26,000		3,600	494,029

Long-term debt	272,359	6,870	454,000	(e)	(3,600)	729,629
Other long-term liabilities	120,529	17,464	1,000	(j)	—	138,993

Shareholders’ equity	1,078,031	143,657	(143,657	)(h)	—	1,078,031

Total liabilities and shareholders’ equity	$1,860,958	$242,381	$337,343		$—	$2,440,682

See notes to unaudited pro forma financial information.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2006
(In thousands, except per share data)
(Unaudited)

					(l)
					Planned
					Disposition of
	Historical				Discontinued	(a)
	Thomas & Betts	Lamson &	Pro Forma		Operations	Pro Forma
	Corporation	Sessions Co.	Adjustments		of LMS	Combined
		(“LMS”)

Net sales	$1,868,689	$561,270	$—	(b)	$(299,935)	$2,130,024

			(21,677	)(k)
Cost of sales	1,299,299	438,092	(1,000	)(c)	(246,908)	1,467,806

Gross profit	569,390	123,178	22,677		(53,027)	662,218
Gross profit — % of net sales	30.5%	21.9%			17.7%	31.1%

			21,677	(k)
Selling, general and administrative	323,577	57,069	14,000	(d)	(22,139)	394,184

Earnings from operations	245,813	66,109	(13,000)		(30,888)	268,034
Earnings from operations — % of net sales	13.2%	11.8%			10.3%	12.6%

Interest expense, net	(14,840)	(4,070)	(22,700	)(e)	144	(41,466)

Other (expense) income, net	2,469	—	—		—	2,469

Earnings before income taxes	233,442	62,039	(35,700)		(30,744)	229,037

Income tax provision (benefit)	58,312	22,896	(13,566	)(f)	(11,683)	55,959

Earnings from continuing operations	$175,130	$39,143	$(22,134)		$(19,061)	$173,078

Earnings from continuing operations per share:
Basic	$2.90					$2.86

Diluted	$2.85					$2.82

Average shares outstanding:
Basic	60,434					60,434
Diluted	61,447					61,447
See notes to unaudited pro forma financial information.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Statement of Operations
Six Months Ended June 30, 2007
(In thousands, except per share data)
(Unaudited)

					(l)
					Planned
					Disposition of
	Historical				Discontinued	(a)
	Thomas & Betts	Lamson &	Pro Forma		Operations	Pro Forma
	Corporation	Sessions Co.	Adjustments		of LMS	Combined
		(“LMS”)

Net sales	$981,790	$254,119	$—	(b)	$(118,593)	$1,117,316

			(11,818	)(k)
Cost of sales	682,361	202,306	(500	)(c)	(107,662)	764,687

Gross profit	299,429	51,813	12,318		(10,931)	352,629
Gross profit — % of net sales	30.5%	20.4%			9.2%	31.6%

			11,818	(k)
Selling, general and administrative	171,861	28,467	7,000	(d)	(10,361)	208,785

Earnings from operations	127,568	23,346	(6,500)		(570)	143,844
Earnings from operations — % of net sales	13.0%	9.2%			0.5%	12.9%

Interest expense, net	(6,997)	(1,237)	(11,350	)(e)	74	(19,510)

Other (expense) income, net	723	—	—		—	723

Earnings before income taxes	121,294	22,109	(17,850)		(496)	125,057

Income tax provision (benefit)	37,601	8,306	(6,783	)(f)	(188)	38,936

Earnings from continuing operations	$83,693	$13,803	$(11,067)		$(308)	$86,121

Earnings from continuing operations per share:
Basic	$1.44					$1.48

Diluted	$1.42					$1.46

Average shares outstanding:
Basic	58,191					58,191
Diluted	58,980					58,980
See notes to unaudited pro forma financial information.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Notes to Pro Forma Financial Information
(Unaudited)

Note (a):	The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 assume that the merger occurred as of January 1, 2006. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 assumes the merger occurred on that date.

The purchase price and purchase price allocation are summarized as follows:

(in millions)
Purchase price paid	$454

Allocated to:
Historical book value of assets and liabilities of LMS as of June 30, 2007	$122
Adjustments to:
Inventory	1
Property, plant and equipment	28
Pension and other postretirement benefit plans	(1)
Deferred income tax liabilities	(1)
Restructuring accrued liabilities	(25)

Fair value of tangible net assets acquired	124
Identifiable intangibles	200

Excess purchase price over allocation to identifiable assets and liabilities (goodwill)	$130

Note (b):	There were no material transactions between Thomas & Betts Corporation (the “Corporation”) and Lamson & Sessions Co. (“LMS”) during the year ended December 31, 2006, during the six months ended June 30, 2007 or as of June 30, 2007.

Note (c):	Reflects preliminary estimate of fair value for property, plant and equipment and the related impact on depreciation expense using straight-line lives of 1 to 13 years. The final purchase price allocation may result in different allocations for property, plant and equipment and different depreciation expense than that presented in these unaudited pro forma financial statements.

Note (d):	For purposes of the unaudited pro forma financial information, the excess of the purchase price over the LMS book value of net assets acquired has been recorded as goodwill and other intangible assets. The unaudited pro forma financial statements reflect a preliminary allocation to other intangible assets. The final purchase price allocation may result in different allocations for other intangible assets and different amortization expense than that presented in these unaudited pro forma financial statements. Other intangible assets are assumed to consist of both infinite lived intangibles (trade/brand names) and amortizing intangibles of approximately $130 million (primarily customer relations with an estimated life of 12 years). For each amortizable intangible asset, we use a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are consumed. If that pattern cannot be reliably determined, we use a straight-line amortization method. Amortization expense over the 5-year period following the acquisition is estimated to be approximately $67 million. No in-process research and development assets associated with the transaction were identified.

Note (e):	Merger consideration paid was approximately $450 million in cash. The Corporation obtained the merger consideration paid through bank financing. Interest expense, net reflects increased interest expense from the acquisition based on an interest rate of approximately 5%, which was in effect as of the November 5, 2007 acquisition date. A substantial portion of the acquisition financing has a fixed rate of interest resulting from the impact of an interest rate swap. A change of 1/8% in interest rate would result in a change in interest expense and net income of $0.6 million and $0.4 million, respectively, for the year ended December 31, 2006 and $0.3 million and $0.2 million, respectively, for the six months ended June 30, 2007.

Note (f):	Income tax adjustment reflects a 38% domestic statutory rate applicable to the pro forma adjustments.

Note (g):	Reflects preliminary estimate of purchase accounting method inventory valuation. No first-in, first-out charges have been reflected in the pro forma statements of operations for this valuation step-up.

Note (h):	Eliminates accounts associated with prior ownership.

Note (i):	Reflects preliminary estimate of restructuring accruals which include primarily cash costs associated with terminating employees and to eliminate duplicate facilities of LMS. The final purchase price allocation may reflect additional restructuring accruals.

Note (j):	Reflects preliminary estimate of fair value for pension and other postretirement benefit plans.

Note (k):	Reflects reclassification of certain LMS costs to conform to the reporting practices of the Corporation.

Note (l):	Reflects elimination of discontinued operations in the statements of operations and reclassification in the balance sheet to assets/liabilities held-for-sale for the planned disposition of the plastic pipe extrusion business of LMS.